InfoSpace Executive Bonus Plan

This plan document outlines the InfoSpace Executive Bonus Plan (the "Plan").

PLAN OBJECTIVES

*	Align the compensation of executive management to key financial drivers.

*	Provide variable pay opportunities and targeted total cash compensation that is competitive within our labor markets.

*	Increase the competitiveness of executive pay without increasing fixed costs, making bonus payments contingent upon organizational and individual success.

*	Create internal consistency and standard guidelines among the executive peer group.

EFFECTIVE DATE

The Plan is effective on January 1, 2010. However, the Plan may be changed at any time at the sole discretion of the Compensation Committee of the Board of Directors.

PARTICIPATION ELIGIBILITY, PERFORMANCE PERIODS, AND PAYMENT TIMING

The positions eligible for the Plan are listed below, along with the period for performance measurement and the timing of bonus payments:

Job Title	Target Bonus %	Performance Period	Payment Timing

President & CEO	100%	Annual	Annual

Chief Financial Officer and Treasurer	60%	Annual	Annual

Chief Technology Officer	70%	Annual	Annual

General Counsel and Secretary	60%	Annual	Annual

Chief Accounting Officer	40%	Annual	Annual

VP – Corporate Development	60%	Annual	Annual

VP – Distribution & Business Development	70%	Annual	Annual

General Manager of Search	70%	Annual	Annual

If the executive leadership team changes composition, any additions to the Plan will be recommended by the CEO and approved by the Compensation Committee.

BONUS TARGETS

The participant's annual bonus target will be between 40% and 100% of annual base salary. The participant's individual bonus target will be determined at the Compensation Committee's discretion based on a combination of factors including current-year operating plan challenges and risks, market pay competitiveness, and the past performance of the incumbent. The bonus target will also be set in accordance with the participant's employment agreement.

PLAN DESIGN

The Plan will have the following financial bonus components with the associated weightings, measurement periods, payment scales, and bonus achievement percentages:

				Bonus

		Measurement	Executive Bonus	Achievement
Bonus Component	Weighting	Period	Payment Scale	Percentage

Total Revenue	20%	Annual	Financial Performance	0% - 150%

Normalized Revenue	20%	Annual	Financial Performance	0% - 150%

Normalized EBITDA	60%	Annual	Financial Performance	0% - 150%

Executive Bonus Plan 2010 FINAL

InfoSpace Executive Bonus Plan

Financial Targets

The financial measures used to determine the bonus achievement are defined as:

*	Total Revenue = Consolidated, externally reported Revenue

*	Normalized Revenue = Total Revenue less specific volatile distribution accounts

*	Normalized EBITDA = Adjusted EBITDA less non-recurring, non-operational and transitional cost items (e.g., select legal expenses)

Bonus Scale

The Executive Bonus Payment Scale below will be used to calculate the available amounts to be paid to executives based on the Total Revenue, Normalized Revenue and Normalized EBITDA performance of the Company.

Executive Bonus Payment Scale

Performance	Revenue or Adjusted EBITDA	Bonus Achievement
Level	Performance vs. Target	Percentage

Below Threshold	0% - 79%	0%

Thresholds	80%	65%

	81% to 99%	67% to 98%

Target	100%	100%

Acceleration	101% - 134%	101% - 149%

Maximum	135%	150%

*	Rounding. Performance results will be rounded up to the nearest whole percentage point. For example, if the calculated performance achievement percentage is 79.1%, it will be rounded up to 80%.

*	Performance Thresholds. There will be no payout for the revenue or EBITDA components if the financial target is not at least 80% achieved. However, if the threshold for one financial target is not achieved, a bonus may still be earned on the other financial components, provided performance for that measure exceeds the 80% threshold.

*	Acceleration Below Target. For each whole percentage point of performance between threshold and target, the bonus achievement percentage will increase by 1.75% per percentage point.

*	Acceleration Above Target. For each whole percentage point of performance that exceeds 100% of target, the bonus achievement percentage will increase by 1.43% per percentage point, up to a maximum of 150% of bonus achievement.

Individual Performance: MBO Achievement

Executives must achieve individual performance objectives (MBOs) to receive full bonus payments. Each executive will have multiple MBOs tied to bonus achievement. MBOs will be prepared annually, and the Compensation Committee will review and approve the MBOs for each executive.

*	The CEO has discretion to apply a multiplier, using a "zero sum" approach, for each executive ranging from 80% to 120% to affect the overall bonus payout.

The CEO will use a "zero sum" approach in applying multipliers to the bonuses paid to the executive team. As a result, the total dollars awarded to all executives will not exceed the amount available to them, in aggregate, based on the financial performance of the Company. To the extent the CEO awards an executive, or executives, an amount above the bonus available based on the financial performance, he will also reduce the amount paid to another executive or executives by the same amount.

Executive Bonus Plan 2010 FINAL

InfoSpace Executive Bonus Plan

EMPLOYMENT REQUIREMENTS

In order to be eligible for a bonus payment under the Plan, and for a bonus to be considered to be earned under the Plan, participants must be employed at the end of the performance period.

New Hires

Executives who join the Company or are promoted to an eligible position after the beginning of a performance period will be eligible for pro-rated participation.

Terminations, Transfers, Leave of Absence

Executives who leave the plan or the Company before the end of a performance period will be reconciled according to the terms outlined in their employment contracts and/or severance agreements.

APPROVAL

All bonus payments made to executives will be submitted to the Compensation Committee for final approval. The Compensation Committee may adjust the final bonus amount as it deems appropriate. The Compensation Committee has complete discretion to adjust bonus awards to reflect changes in the industry, Company, the executive's job duties or performance, or any other circumstance the Compensation Committee determines should impact bonus awards.

Executive Bonus Plan 2010 FINAL